Exhibit 99.1

Contacts:
	Investors:	Media:
	Anna Marie Dunlap	Kent Jenkins
	SVP Investor Relations	VP Public Affairs Communications
	714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS

FISCAL 2012 FIRST QUARTER RESULTS

Santa Ana, CA, November 1, 2011 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2011.  The results for the quarter were within previous guidance ranges for revenue, earnings per share and new student enrollment.  (Guidance excluded impairment and severance charges of which we recorded $9.9 million in the first quarter.)

“As anticipated, the rate of new student enrollment growth declined in the first quarter,” Jack Massimino, Corinthian chairman and chief executive officer said.  “The decline is the result of several factors, including our decision to reduce the risk profile of our students, general economic conditions, and tuition increases implemented in the second half of fiscal 2011.  We expect the rate of year-over-year new enrollment declines to slow significantly in the second quarter and then turn positive in the last half of fiscal 2012.”

“The decline in our student population has reduced revenue and pressured margins,” Massimino said.  “To help offset the decline, we are aligning expenses with current and projected enrollment.   We also continue to pursue several growth initiatives, including the expansion of core program offerings at numerous campuses; opening new campuses; growing our exclusively online enrollments; and continuing to focus on recruiting students just out of high school.”

Comparing the first quarter of fiscal 2012 with the same quarter of the prior year:

•                  Net revenues were $414.0 million versus $500.4 million, a decrease of 17.3%.

•                  Total student population at September 30, 2011 was 94,083 versus 113,452 at September 30, 2010, a decrease of 17.1%.

•                  New student enrollments totaled 31,624 versus 40,939, a decrease of 22.8%.

•                  The operating loss was $(3.0) million, excluding impairment and severance charges of $9.9 million, compared with operating income of $56.2 million.

•                  The net loss after taxes was $(3.8) million, excluding after tax impairment and severance charges of $5.9 million, compared with net income of $33.1 million.

•                  The diluted loss per share, excluding impairment and severance charges of $0.07 per share, was $(0.04), versus diluted earnings per share of $0.38.  Including the impairment and severance charges and its related tax effect, the diluted loss per share was $(0.11).

Financial Review

Impairment and severance charges — During the first quarter, we recorded impairment and severance charges of $9.9 million.  Of the total, $7.7 million was related to the impairment of WyoTech intangibles, and $2.2 million was related to severance charges for reductions in force in the first quarter.

Educational services expense decreased $18.9 million, or 6.6%, from $284.6 million in Q1 11 to $265.7 million in Q1 12, primarily reflecting a decrease in bad debt expense.  As a percent of revenue, educational services expense increased from 56.9% in Q1 11 to 64.2% in Q1 12.  The increase as a percent of revenue is primarily due to compensation and facilities expenses, which are generally fixed, against lower net revenues.  Bad debt expense, which is included in educational services expense, decreased from 5.4% in Q1 11 to 4.4% of revenue in Q1 12.  The decrease is primarily the result of continued efficiencies in packaging students with financial aid as a result of bringing processing in-house.

Marketing and admissions expenses increased $1.3 million, or 1.3%, from $103.9 million in Q1 11 to $105.2 million in Q1 12.  As a percent of revenue, marketing and admissions increased from 20.8% in Q1 11 to 25.4% in Q1 12.  The increase is primarily the result of higher admission compensation costs against lower net revenues.

General and administrative expenses decreased $9.6 million, or 17.2% from $55.7 million in Q1 11 to $46.1 million in Q1 12.  As a percent of revenue, G&A was 11.1% both in Q1 11 and Q1 12.

The operating margin, excluding the impairment and severance charges, was (0.7%) in Q1 12, versus 11.2% in Q1 11.  The deterioration is primarily the result of a decline in enrollment in the ground schools, and expenses associated with our new campuses.

Cash and cash equivalents totaled $38.6 million at September 30, 2011, compared with $107.4 million at June 30, 2011.

Long term debt and capital leases (including current portion) totaled $208.9 million at September 30, 2011, compared with $331.8 million at June 30, 2011.

Cash flow from operations was $54.1 million in Q1 12, versus $4.5 million in Q1 11.  The increase in cash flow is primarily related to the timing of cash payments and receipts related to working capital.

Capital expenditures were $11.2 million in Q1 12, versus $33.9 million in Q1 11.  The decrease is primarily the result of opening fewer new campuses.

Guidance

The following guidance excludes one-time charges:

Period	Revenue	Diluted EPS	New Student Growth
Q2 12	$412 - $422 million	$0.00 - $0.02	(2)% — (4)%
FY 12	N/A	$0.30 - $0.35	N/A

Conference Call Today

We will host a conference call today at 12:30 p.m. Eastern Time (9:30 a.m. PT), to discuss first quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through 11:00 p.m. PT, Tuesday, November 8.  The playback can be reached by dialing (800) 585-8367 and using pass code 15934729.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 123 Everest, Heald and WyoTech campuses, and also offer degrees exclusively online. For more information, go to http://www.cci.edu/.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our beliefs and expectations regarding new student enrollment growth or declines in future periods; expected savings from our decision to align organizational expenses with lower enrollments; the success of our initiatives to increase new enrollments now and in the future, including the expansion of core programs, opening new campuses, growing our exclusively online enrollments, and focusing on recruiting students just out of high school; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: the effect of new Department of Education rules; the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies, including state attorneys general and the U.S. Department of Education’s Office of the Inspector General; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; risks associated with the company’s new student lending program through ASFG; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended
	September 30,
	2011	2010
	(Unaudited)	(Unaudited)

Net revenues	$414,042	$500,408
Operating expenses:
Educational services	265,676	284,594
General and administrative	46,099	55,717
Marketing and admissions	105,237	103,878
Impairment, facility closing, and severance charges	9,866	—
Total operating expenses	426,878	444,189

(Loss) income from operations	(12,836)	56,219

Interest (income)	(159)	(227)
Interest expense	2,576	2,144
Other (income) expense	944	(578)
Pre-tax income (loss) from operations	(16,197)	54,880
(Benefit) provision for income taxes	(6,561)	21,653
(Loss) income from continuing operations	(9,636)	33,227
(Loss) income from discontinued operations, net of tax	—	(118)
Net (loss) income	$(9,636)	$33,109

Income (loss) per common share — Basic:
Income (loss) from continuing operations	$(0.11)	$0.38
Loss from discontinued operations	$—	$—

Income (loss) per common share — Diluted:
Income (loss) from continuing operations	$(0.11)	$0.38
Loss from discontinued operations	$—	$—

Weighted average number of common shares outstanding:
Basic	84,807	87,948
Diluted	84,807	88,005

Selected Consolidated Balance Sheet Data

	September 30,	June 30,
	2011	2011
	(Unaudited)

Cash and cash equivalents	$38,592	$107,430
Receivables, net (including long term notes receivable)	$191,188	$245,989
Current assets	$279,757	$421,507
Total assets	$1,057,147	$1,204,225
Current liabilities	$204,042	$222,670
Long-term debt and capital leases (including current portion)	$208,858	$331,792
Total liabilities	$497,458	$639,158
Total stockholders’ equity	$559,689	$565,067